UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 20, 2012

Healthcare Trust of America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Unsecured Credit Facility

On July 20, 2012, Healthcare Trust of America Holdings, LP (our "Operating Partnership") entered into a credit agreement (the "Credit Agreement") with Wells Fargo Bank, as administrative agent ("Wells Fargo"), Wells Fargo Securities, LLC, as lead arranger, and the lenders named therein to obtain an unsecured term loan facility in an aggregate principal amount of $155,000,000, subject to increase as discussed below. The proceeds of loans made under the Credit Agreement may be used for our working capital needs and general corporate purposes, including acquisitions, repayment of debt, and payment of tender offer obligations. The term of the Credit Agreement is seven years.

Subject to the terms of the Credit Agreement, the maximum principal amount of the Credit Agreement may be increased by up to $45,000,000, for a total principal amount of $200,000,000, subject to such additional financing being offered and provided by existing lenders or new lenders under the Credit Agreement.

Loans under the Credit Agreement bear interest at per annum rates equal to LIBOR plus a margin ranging from 1.55% to 2.40% based on our Operating Partnership’s credit rating. Accrued interest under the Credit Agreement is payable monthly and at maturity.

Our Operating Partnership’s obligations with respect to the Credit Agreement are guaranteed by us and may, from time to time, be guaranteed by certain subsidiaries of our Operating Partnership, pursuant to the terms of a guaranty dated as of July 20, 2012 (the "Guaranty").

The Credit Agreement requires compliance with certain financial and operating covenants that we believe are usual for facilities and transactions of this type, including, among other things: a maximum ratio of total indebtedness to total asset value; a maximum ratio of secured indebtedness to total asset value; a minimum ratio of EBITDA to fixed charges; a minimum tangible net worth; a maximum ratio of unsecured indebtedness to unencumbered asset value; and a minimum ratio of unencumbered net operating income to unsecured interest expense. Our Credit Agreement also contains customary events of default, including, but not limited to, non-payment of principal, interest fees or other amounts, breaches of covenants and bankruptcy or other insolvency events. We are also restricted from making distributions to our stockholders in the event we are in default under the Credit Agreement, except to the extent necessary for us to maintain our REIT status.

Item 7.01 Regulation FD Disclosure.

On July 20, 2012, we issued a press release announcing that we have obtained a new $155 million unsecured term loan facility. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated into this item 7.01.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated July 20, 2012.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

July 20, 2012	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 20, 2012